As filed with the Securities and Exchange Commission on July 24, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AUTOLIV, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0378542
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

World Trade Center,

Klarabergsviadukten 70,

Box 70381,

SE-107 24 Stockholm, Sweden

(Address of Principal Executive Offices) (Zip Code)

THE AUTOLIV, INC. AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN

(Full title of the plan)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

(Name and address of agent for service)

(302) 658-7581

(Telephone number, including area code, of agent for service)

With a copy to:

Carol M. McGee

Alston & Bird LLP

The Atlantic Building

950 F St. N.W.

Washington DC 20004

(202) 756-3300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $1.00 par value per share (the “Common Stock”)	4,500,000	$30.76	$138,420,000	$7,723.84

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional securities that may from time to time be offered or issued under the above referenced plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 20, 2009.

EXPLANATORY NOTE

Autoliv, Inc. (“Autoliv”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to General Instruction E to Form S-8 under the Securities Act to register an additional 4,500,000 shares of Common Stock for issuance under the Autoliv, Inc. Amended and Restated 1997 Stock Incentive Plan (the “Plan”). The amendment and restatement of the 1997 Stock Incentive Plan, as amended, and the increase in the number of shares of Common Stock authorized for issuance under the Plan were approved by our stockholders at our 2009 annual meeting of stockholders held on May 6, 2009.

Autoliv previously registered 1,000,000 shares of Common Stock on a Form S-8 as filed with the Commission on May 1, 1997 (Reg. No. 333-26299) for issuance under the 1997 Stock Incentive Plan, 2,000,000 shares of Common Stock on a Form S-8 as filed with the Commission on July 2, 2002 (Reg. No. 333-91768) for issuance under the 1997 Stock Incentive Plan, as amended, and 2,000,000 shares of Common Stock on a Form S-8 as filed with the Commission on July 20, 2004 (Reg. No. 333-117505) for issuance under the 1997 Stock Incentive Plan, as amended. As permitted by General Instruction E of Form S-8, the contents of Registration Statement Nos. 333-26299, 333-91768 and 333-117505 are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Autoliv is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(1)	Autoliv’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on February 24, 2009;

(2)	Autoliv’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the Commission on April 23, 2009;

(3)	Autoliv’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the Commission on July 22, 2009;

(4)	Autoliv’s Current Reports on Form 8-K as filed with the Commission on February 20, 2009, May 11, 2009, July 9, 2009, and Form 8-K/A as filed with the Commission on July 22, 2009; and

(5)	The description of the Common Stock contained in Autoliv’s Registration Statement on Form S-4 as filed with the Commission on March 24, 1997 (Reg. No. 333-23813), which description is incorporated by reference in Autoliv’s Registration Statement on Form 8-A as filed with the Commission on April 25, 1997, pursuant to the Exchange Act.

In addition, all documents subsequently filed by Autoliv with the Commission (other than, in each case, documents deemed to have been furnished and not filed in accordance with Commission rules) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (prior to filing of a Post-Effective Amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold) will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of Autoliv under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, Autoliv’s Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to Autoliv or to its stockholders for monetary damages for breach of his fiduciary duty as a director. The effect of this provision in the certificate of incorporation is to eliminate the rights of Autoliv and its stockholders (through stockholders’ derivative suits on behalf of Autoliv) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above.

Autoliv’s Certificate of Incorporation provides that Autoliv shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of Autoliv or is or was serving at the request of Autoliv as a director, officer, employee or agent of any other corporation or enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereof, and any taxes imposed on such person as a result of such payments) actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent authorized by the DGCL if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Autoliv, provided that Autoliv shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by the Board of Directors of Autoliv or brought to enforce certain indemnification rights.

The Certificate of Incorporation also provides that expenses incurred by an officer or director of Autoliv (acting in his capacity as such) in defending any such action, suit or proceeding shall be paid by Autoliv, provided that if required by the DGCL such expenses shall be advanced only upon delivery to Autoliv of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Autoliv. Expenses incurred by other agents of Autoliv may be advanced upon such terms and conditions as the Board of Directors of Autoliv deems appropriate.

The Certificate of Incorporation also provides that indemnification provided for in the Certificate of Incorporation or restated Bylaws (the “Bylaws”) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and that Autoliv may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not Autoliv would have the power to indemnify such person against such expenses, liability or loss under the DGCL, the Certificate of Incorporation or the Bylaws.

In addition to the above, Autoliv has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide directors and officers with the same indemnification by Autoliv as described above and assure directors and officers that indemnification will continue to be provided despite future changes in the Certificate of Incorporation or Bylaws of Autoliv. Autoliv also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index attached to this Registration Statement is incorporated herein by reference.

Item 9.	Undertakings.

1.	Item 512(a) of Regulation S-K.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however. That:

(A) paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Autoliv certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stockholm, Sweden on this 24th day of July, 2009.

AUTOLIV, INC.

By:	/s/ Jan Carlson
Jan Carlson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signature” constitutes and appoints Mats Wallin and Lars A. Sjöbring, each of them (with full power to each of them to act alone) severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lars Westerberg
Lars Westerberg	Chairman of the Board of Directors	July 24, 2009

/s/ Jan Carlson
Jan Carlson	Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2009

/s/ Mats Wallin
Mats Wallin	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	July 24, 2009

/s/ Robert W. Alspaugh
Robert W. Alspaugh	Director	July 24, 2009

/s/ Sune Carlsson
Sune Carlsson	Director	July 24, 2009

/s/ William E. Johnston Jr.
William E. Johnston Jr.	Director	July 24, 2009

/s/ Walter Kunerth
Walter Kunerth	Director	July 24, 2009

/s/ George A. Lorch
George A. Lorch	Director	July 24, 2009

/s/ Lars Nyberg
Lars Nyberg	Director	July 24, 2009

/s/ James M. Ringler
James M. Ringler	Director	July 24, 2009

/s/ Kazuhiko Sakamoto
Kazuhiko Sakamoto	Director	July 24, 2009

/s/ S. Jay Stewart
S. Jay Stewart	Director	July 24, 2009

/s/ Wolfgang Ziebart
Wolfgang Ziebart	Director	July 24, 2009

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of Autoliv, as amended, incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q, as filed with the Commission on May 14, 1997 (File No. 001-12933).

3.2	Restated Bylaws of Autoliv, as amended, incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on form 10-Q, as filed with the Commission on May 14, 1997 (File No. 001-12933).

4.1	See Articles 4, 5 and 6 of the Restated Certificate of Incorporation of Autoliv, as amended, included in Exhibit 3.1 above.

4.2	See Articles 2, 3 and 5 of the Restated Bylaws of Autoliv, as amended, included in Exhibit 3.2 above.

5.1	Opinion of Alston & Bird LLP.

10.1	The Autoliv, Inc. Amended and Restated Stock Incentive Plan (incorporated by reference to Appendix A to Autoliv’s 2009 definitive proxy statement as filed with the Commission on March 23, 2009).

23.1	Consent of Ernst & Young AB.

23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on Signature Page).